U.S. SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C.  20549

FORM 4
                                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
|_| Check this box if no longer
subject         to Section 16. Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public Utility
                Holding Company Act of 1935 or Section 30(f) of the Investment
                Company Act of 1940
Form 4 or Form 5
obligations may continue.
See Instruction 1(b).
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1.   Name and Address of Reporting Person    2.  Issuer Name and Ticker or Trading Symbol  6.  Relationship of Reporting Person to
                                                                                                Issuer
   Matthews,           Connie       L.                                                                      (Check all applicable)
                                              Sharecom, Inc. ("SCMI")                           X    Director             10% Owner
                                                                                           ---------                       --------
                                                                                                   Officer (give    Other (specify
                                                                                           --------                        --------
                                                                                                                        title below)
                                                                                                                             below)



     (Last)                 (First)                    (Middle)     3. IRS or Social          4. Statement for Month/Year
                                                                   Security Number of                 January 2003
8702 Phoenix Avenue                                             Reporting Person
                                                                      (Voluntary)
                            (Street)                                                                5. If Amendment,
                                                                                                    Date of Original
Universal City, Texas 78148                                                                              (Month/Year)


   (City)                  (State)                     (Zip)  Table I - Non-Derivative Securities Acquired, Disposed of, or
                                                                        Beneficially Owned


1. Title of Security    2. Transaction 3. Transaction   4. Securities Acquired (A) or    5. Amount of      6. Ownership 7. Nature of
    (Instr. 3)               Date           Code               Disposed of (D)            Securities           Form:      Indirect
                       (Month/Day/Year)  (Instr. 8)          (Instr. 3, 4 and 5)         Beneficially      Direct (D) or Beneficial
                                                                                         Owned at End      Indirect (I)   Ownership
                                                                                           of Month         (Instr. 4)    (Instr. 4)
                                                                                       (Instr. 3 and 4)
                                                                    (A) or
                                       Code        V   Amount        (D)         Price
Common Stock               1/27/03      A             750,000         A          $0.001   1,084,813              D






Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Over)
                    (Print or Type Responses) SEC 1474 (8-92)

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FORM 4 (continued)             Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative 2. Conversion or  3. Transaction 4. Trans-   5. Number of   6. Date Exercisable   7. Title and    8. Price
       Security        Exercise Price of  Date (Month/   action      Derivative    and Expiration Date     Amount of        of
      (Instr. 3)          Derivative       Day/Year)      Code       Securities          (Month/          Underlying      Deriv-
                           Security                    (Instr. 8)  Acquired (A) or      Day/Year)         Securities       ative
                                                                   Disposed of (D)                     (Instr. 3 and 4)  Security
                                                                  (Instr. 3, 4,& 5)                                      (Instr.5)



                                                                                     Date       Expir-          Amt.. or
                                                       Code    V    (A)       (D)    Exer-      ation  Title     No. of
                                                                                    cisable      Date            Shares





     9. Number       10.Owner-    11. Nature
         of          ship Form    of
     Derivative          of       Indirect
     Securities      Derivative   Beneficial
    Beneficially     Security:    Owner-
      Owned at       Direct (D)   ship
       End of       or Indirect   (Instr. 4)
       Month            (I)
     (Instr. 4)      (Instr. 4)






Explanation of Responses:




** Intention misstatements or omission of facts constitute Federal Criminal Violations.    /s/ Connie L. Matthews      1-30-03
                                                                                          -----------------------------------------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             **Signature of, Connie L Matthews   Date
Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.
                                                                                                                             Page 2
                                                                                                                    SEC 1474 (8-92)

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                              (Print or Type Responses)                             SEC 1474 (8-92)
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